Exhibit (a)(5)(G)

EGT Nevada Announces the Closing of the Tender Offer for Shares of Entertainment Gaming

NEW YORK, June 14, 2017 (GLOBE NEWSWIRE) – EGT Nevada Holding Inc. (“EGT Nevada”) announced today that it and Melco International Development Limited (“Melco International”) have completed the previously announced tender offer (the “Offer”) for all of the issued and outstanding shares of common stock (the “Shares”) of Entertainment Gaming Asia Inc. (“Entertainment Gaming”) (NASDAQ: EGT) that were not already owned by EGT Nevada and its affiliates.

The Offer expired at 5:00 p.m., New York City time, on June 13, 2017. A total of 4,005,135 Shares (including 129,795 Shares tendered by guaranteed delivery), representing 92.53% of the outstanding Shares when combined with the Shares owned by EGT Nevada and its affiliates, were tendered into and not withdrawn from the Offer. According to the terms of the Offer, EGT Nevada will deliver payment for the Shares validly tendered and not properly withdrawn prior to the expiration date as promptly as practicable.

As promptly as practicable without a vote of, or prior notice to, Entertainment Gaming’s stockholders, EGT Nevada intends to effect a “short-form” merger under Section 92A.180 of the Nevada Revised Statutes, pursuant to which EGT Nevada will be merged with and into Entertainment Gaming, and Entertainment Gaming will continue as the surviving corporation and a wholly owned indirect subsidiary of Melco International. In connection with such merger, all Shares not validly tendered in the Offer, other than Shares owned by EGT Nevada and its affiliates, will be cancelled and converted into the right to receive the same cash price of $2.35 per Share paid in the Offer. As a result, Entertainment Gaming will become a privately-held company, and Entertainment Gaming’s common stock will cease trading on the NASDAQ Capital Market and will be delisted.

Information About Forward-Looking Statements

This document contains certain forward-looking statements, including statements that involve risks and uncertainties concerning the proposed acquisition of Shares of Entertainment Gaming, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of EGT Nevada, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of EGT Nevada or Entertainment Gaming. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Neither EGT Nevada nor any other person is under any duty to update any of the information in this document.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication is for informational purposes only. The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of that jurisdiction. The Offer is being made pursuant to a combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO, as amended (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) filed by EGT Nevada and Melco International with the SEC.

The Offer does not involve nor relate to Melco Resorts & Entertainment Limited, Melco International’s major gaming subsidiary.

Media Enquiries

Maggie Ma	Tel: (852) 3151 3767	Email: maggiema@melco-group.com
Fax: (852) 3162 8375

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